Exhibit 10.17

MALLINCKRODT PHARMACEUTICALS STOCK AND INCENTIVE PLAN

as amended and restated

This document constitutes part of a prospectus covering securities that have been registered under the United States Securities Act of 1933, as amended.

MALLINCKRODT PHARMACEUTICALS STOCK AND INCENTIVE PLAN
as amended and restated effective February 23, 2022

ARTICLE I
PURPOSE
1.1 Purpose. The purposes of this Mallinckrodt Pharmaceuticals Stock and Incentive Plan as amended and restated (the “Plan”) are to promote the interests of Mallinckrodt public limited company (and any successor thereto) by (i) aiding in the recruitment and retention of Directors and Employees, (ii) providing incentives to Directors and Employees by means of performance-related incentives to achieve short-term and long-term performance goals, (iii) providing Directors and Employees with an opportunity to participate in the growth and financial success of the Company, and (iv) promoting the growth and success of the Company’s business by aligning the financial interests of Directors and Employees with that of the other shareholders of the Company. Toward these objectives, the Plan provides for the grant of Stock Options, Stock Appreciation Rights, Annual Performance Bonuses, Long-Term Performance Awards and Other Stock-Based Awards.
1.2 Effective Date; Shareholder Approval. This amendment and restatement of the Plan is effective as of February 23, 2022. To the extent that the performance-based compensation exception under Section 162(m) of the Code is inapplicable or otherwise eliminated for taxable years beginning after December 31, 2017 or otherwise, the provisions relating to such exception herein shall be inapplicable, but only to the extent such exception would not otherwise apply; provided, however, for the avoidance of doubt, compensation resulting from a written binding contract that was in effect on November 2, 2017 and intended to meet the performance-based exception under Section 162(m) of the Code, shall not be materially modified by reason of this amendment and restatement and nothing contained herein shall be construed as such a modification or as permitting such a modification.

ARTICLE II
DEFINITIONS

For purposes of the Plan, the following terms have the following meanings, unless another definition is clearly indicated by particular usage and context:
“Acquired Company” means any business, corporation or other entity acquired by the Company or any Subsidiary.
“Acquired Grantee” means the grantee of a stock-based award of an Acquired Company and may include a current or former Director of an Acquired Company.
“Annual Performance Bonus” means an Award of cash or Shares granted under Section 4.4 of the Plan that is paid solely on account of the attainment of a specified performance target in relation to one or more Performance Measures, and is intended to qualify as “performance-based” compensation under Section 162(m) of the Code.
“Award” means any form of incentive or performance award granted under the Plan, whether singly or in combination, to a Participant by the Committee pursuant to any terms and conditions that the Committee may establish and set forth in the applicable Award Certificate. Awards granted under the Plan may consist of:
Cash Awards:
(a)Cash and other similar awards on an after tax/net basis
Equity Awards:
(a)“Stock Options” awarded pursuant to Section 4.3;
(b)“Stock Appreciation Rights” awarded pursuant to Section 4.3;
(c)“Long-Term Performance Awards” awarded pursuant to Section 4.5;
(d)“Other Stock-Based Awards” awarded pursuant to Section 4.6;
(e)“Director Awards” awarded pursuant to Section 4.7; and

(f)“Substitute Awards” awarded pursuant to Section 4.8.
“Award Certificate” means the document issued, either in writing or an electronic medium, by the Committee or its designee to a Participant evidencing the grant of an Award and which contains, in the same or accompanying document, the terms and conditions applicable to such Award.
“Board” means the Board of Directors of the Company.
“Cause” means, as to any Employee who is a party to an employment agreement with the Company or any Subsidiary which contains a definition of “cause,” as set forth in such employment agreement and, if there is no applicable employment agreements, means an Employee’s or Director’s (i) substantial failure or refusal to perform duties and responsibilities of his or her job at a satisfactory level as required by the Company or Subsidiary, other than due to Disability, (ii) a material violation of any fiduciary duty or duty of loyalty owed to the Company or Subsidiary, conviction of a misdemeanor (other than a traffic offense) or felony, (iv) fraud, embezzlement or theft, (v) violation of a material Company or Subsidiary rule or policy, (vi) unauthorized disclosure of any trade secret or confidential information of the Company or Subsidiary or (vii) other egregious conduct, that has or could have a serious and detrimental impact on the Company or Subsidiary and its employees. The Committee (or the Human Resources and Compensation Committee solely with respect to Director Awards), in its sole and absolute discretion, shall determine Cause.
“Change in Control” means the first to occur of any of the following events:
(a)any “person” (as defined in Section 13(d) and 14(d) of the Exchange Act, excluding for this purpose, (i) the Company or any Subsidiary or (ii) any employee benefit plan of the Company or any Subsidiary (or any person or entity organized, appointed or established by the Company for or pursuant to the terms of any such plan that acquires beneficial ownership of voting securities of the Company), is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act) directly or indirectly of securities of the Company representing more than 30 percent of the combined voting power of the Company's then outstanding securities; provided, however, that no Change in Control will be deemed to have occurred as a result of a change in ownership percentage resulting solely from an acquisition of securities by the Company; or
(b)persons who, as of the Effective Date constitute the Board (the “Incumbent Directors”) cease for any reason (including without limitation, as a result of a tender offer, proxy contest, merger or similar transaction) to constitute at least a majority thereof, provided that any person becoming a Director of the Company subsequent to the Effective Date shall be considered an Incumbent Director if such person's election or nomination for election was approved by a vote of at least 50 percent of the Incumbent Directors; but provided further, that any such person whose initial assumption of office is in connection with an actual or threatened proxy contest relating to the election of members of the Board or other actual or threatened solicitation of proxies or consents by or on behalf of a “person” (as defined in Section 13(d) and 14(d) of the Exchange Act) other than the Board, including by reason of agreement intended to avoid or settle any such actual or threatened contest or solicitation, shall not be considered an Incumbent Director; or
(c)consummation of a reorganization, merger or consolidation or sale or other disposition of at least 80 percent by value of the assets of the Company (a “Business Combination”), in each case, unless, following such Business Combination, all or substantially all of the individuals and entities who were the beneficial owners of outstanding voting securities of the Company immediately prior to such Business Combination beneficially own directly or indirectly more than 50 percent of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, of the company resulting from such Business Combination (including, without limitation, a company which, as a result of such transaction, owns the Company or all or substantially all of the Company's assets either directly or through one or more Subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination, of the outstanding voting securities of the Company; or
(d)a complete liquidation or dissolution of the Company.
Any payment of deferred compensation subject to Code Section 409A that is to be made under an Award other than an Annual Performance Bonus upon the occurrence of a Change in Control or any change in the timing and/or form of such payment as a direct result of a Change in Control (including payments made upon a specified date or event occurring after a Change in Control) shall not be made, or such change in timing and/or form shall not occur, unless such Change in Control is also a “change in ownership or effective control” of the Company within the meaning of Code Section 409A(a)(2)(A)(v) and applicable regulations and rulings thereunder and such payment, or such change in timing and/or form, occurs no later than two (2) years after the date of such change in ownership or effective control of the Company, in each case to the extent required to avoid the recipient of such Award from incurring tax penalties under Code Section 409A in respect of such Award. Notwithstanding the foregoing, if the Committee takes an action pursuant to Section 5.4(b) to accelerate the payment of deferred compensation upon a Change in Control, then any accelerated payment shall occur on a date specified in the applicable Award Certificate, which date shall be no later than ninety (90) days after a “change in ownership or effective control” of the Company. The payment of an Annual Performance Bonus that is to be accelerated pursuant to Subsection 4.4(g) shall occur within thirty (30) days after a “change in ownership or effective control” of the Company within the meaning of Code Section 409A(a)(2)(A)(v).
“Change in Control Termination” means such term or concept as defined in an Award Certificate or, if such term is not defined therein, a Participant’s involuntary termination of employment that occurs during the twelve (12) month period immediately following a Change in Control. For this purpose, a Participant’s involuntary termination of employment includes the following:
(a)termination of the Participant’s employment by the Company for any reason other than for Cause, Disability or death;
(b)termination of the Participant’s employment by the Participant after one of the following events, provided that the Participant’s termination of employment occurs within sixty (60) days after the occurrence of any such event:
(i)the Company, without the Participant’s consent, requires the Participant to relocate to a principal place of employment more than fifty (50) miles from his or her existing place of employment, which materially increases the Participant’s commuting time; or
(ii)the Company, without the Participant’s consent, materially reduces the Participant’s base salary, target annual bonus opportunity, or retirement, welfare, target share incentive opportunity, and other benefits taken as a whole, as in effect immediately prior to the Change in Control;
provided that an event described in (i) or (ii) above shall permit a Participant’s termination of employment to be deemed a Change in Control Termination only if (x) the Participant provides written notice to the Company specifying in reasonable detail the event upon which the Participant is basing his termination within ninety (90) days after the occurrence of such event, (y) the Company fails to cure such event within thirty (30) days after its receipt of such notice, and (z) the Participant terminates his employment within sixty (60) days after the expiration of such cure period.”

“Code” means the United States Internal Revenue Code of 1986, as amended.
“Committee” means the Compensation and Human Resources Committee of the Board or any successor committee or other committee to which the Compensation and Human Resources Committee delegates its authority under this Plan. The Compensation and Human Resources Committee shall be comprised solely of “non-employee directors” within the meaning of Rule 16b-3(b)(3) under the Exchange Act and two or more persons who are outside directors within the meaning of Section 162(m)(4)(C)(i) of the Code and the applicable regulations.
“Company” means Mallinckrodt public limited company, a company incorporated in Ireland under registered number 522227, or any successor thereto.
“Corporate Integrity Agreement (CIA)” means the Company’s agreement with the U.S. Department of Health and Human Services Officer of Inspector General.
“Covered Employee” means an Employee who is a “covered employee” within the meaning of Section 162(m) of the Code or who is reasonably expected to be a “covered employee” at the time the Company would be entitled to claim a tax deduction in respect of an Award but for Section 162(m) of the Code.
“Deferred Stock Unit” means a Unit granted under Section 4.6 or 4.7 to acquire Shares upon Termination of Directorship or Termination of Employment, or any other permitted payment event described in the Award Certificate, subject to any restrictions that the Committee, in its discretion, may determine.
“Director” means a member of the Board.

“Disabled” or “Disability” means, subject to Section 7.11(b)(iii), that (1) the Employee meets the requirements for disability benefits under the Social Security law then in effect and/or (2) the Employee is eligible to receive benefits under the Company’s long-term disability plan; provided that, to the extent an Award is nonqualified deferred compensation subject to Code Section 409A and the payment of the Award occurs due to Disability, the Employee’s will be deemed Disabled under subsection (2) only if he or she has received income replacement benefits for a period of not less than three (3) months under the Company’s accident and health plan covering the Employee by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months.
“Dividend Equivalent” means an amount equal to the ordinary cash dividend or the fair market value of the share dividend that would be paid on each Share underlying an Award if the Share were duly issued and outstanding on the date on which the dividend is payable. In no event shall Dividend Equivalents be paid with respect to Stock Options or Stock Appreciation Rights.
“Early Retirement” means, unless otherwise specified in an Award Certificate, Termination of Employment on or after a Participant has attained age 55, provided that the sum of the Participant's age (in full years) and full years of service with the Company or a Subsidiary is 60 or higher.
“Effective Date” means May 16, 2018, unless otherwise provided herein.
“Employee” means any individual who performs services as an officer or employee of the Company or a Subsidiary not including “Executives” as defined in this Plan.
“Equity Award” means any type of non-cash Award including, but not limited to, Stock Options, Stock Appreciation Rights, Long-Term Performance Awards, and other Stock-Based Awards.
“Exchange Act” means the United States Securities Exchange Act of 1934, as amended.
“Executives” means all executive officers (as determined pursuant to rule 3b-7 promulgated under the Securities and Exchange Act of 1934, as amended, as well as U.S.-based Executive Vice Presidents and the Chief Executive Officer of the Company.
“Exercise Price” means the price of a Share, as fixed by the Committee, which may be purchased under a Stock Option or with respect to which the amount of any payment pursuant to a Stock Appreciation Right is determined.
“Fair Market Value” of a Share means the closing sales price on the New York Stock Exchange of a Share on the trading day of the grant or on the date as of which the determination of Fair Market Value is being made or, if no sale is reported for such day, on the next preceding day on which a sale of Shares is reported. Notwithstanding anything to the contrary herein, the Fair Market Value of a Share will in no event be determined to be less than par value.
“GAAP” means United States generally accepted accounting principles.
“HRCC” means Human Resources and Compensation Committee.
“Incentive Stock Option” means a Stock Option granted under Section 4.3 of the Plan that is intended to meet the requirements of Section 422 of the Code and any related regulations and is designated in the Award Certificate as intended to be an Incentive Stock Option.
“Long-Term Performance Award” means an Award granted under Section 4.5 of the Plan that is paid solely on account of the attainment of a specified performance target in relation to one or more Performance Measures or other performance criteria as selected in the sole discretion of the Committee.
“Nonqualified Stock Option” means any Stock Option granted under Section 4.3 of the Plan that is not an Incentive Stock Option.
“Normal Retirement” means, unless otherwise specified in an Award Certificate, Termination of Employment on or after a Participant has attained age 60, provided that the sum of the Participant's age (in full years) and full years of service with the Company or a Subsidiary is 70 or higher.
“Ordinary Shares” means the ordinary shares of the Company, $0.20 (U.S.) par value, and such other securities or property as may become subject to Awards pursuant to an adjustment made under Section 5.3 of the Plan.
“Other Stock-Based Award” means an Award granted under Section 4.6 of the Plan and denominated in Shares.

“Participant” means a Director, Employee or Acquired Grantee who has been granted an Award under the Plan.
“Performance Cycle” means, with respect to any Award that vests based on Performance Measures, the period of 12 months or longer, as determined by the Committee in its sole discretion, over which the level of performance will be assessed.
“Performance Measure” means, with respect to any Annual Performance Bonus or Long-Term Performance Award, the business criteria selected by the Committee to measure the level of performance of the Company during a Performance Cycle. The Committee may select as the Performance Measure any operating and maintenance expense targets or financial goals as interpreted by the Committee, either individually, alternatively or in any combination, applied to either the Company as a whole or to a business unit or Subsidiary, either individually, alternatively or in any combination, and that are absolute or relative to the performance of one or more comparable companies or an index of comparable companies, and are measured during the Performance Cycle provided that (i) as to an Annual Performance Bonus or Long-Term Performance Award granted to a Covered Employee and intended to be qualified “performance- based” compensation under Section 162(m) of the Code, Performance Measures shall be limited to the criteria set forth on Appendix A (subject to the next sentence), and (ii) as to an Annual Performance Bonus or Long-Term Performance Award granted to a Participant who is not a Covered Employee, Performance Measures may include, but shall not be limited to, the criteria set forth on Appendix A. To the extent that the performance-based exception under Section 162(m) of the Code is inapplicable or otherwise eliminated for fiscal years beginning after December 31, 2017 or otherwise, the Committee shall have the authority to make such other adjustments or establish such other Performance Measures or performance measures for a Covered Employee or otherwise as it so determines in its discretion; provided, however, for the avoidance of doubt, compensation resulting from a written binding contract that was in effect on November 2, 2017 and intended to meet the performance-based exception under Section 162(m) of the Code, shall not be materially modified by reason of this amendment and restatement and nothing contained herein shall be construed as such a modification or as permitting such a modification.
“Performance Unit” means a Long-Term Performance Award denominated in Units.
“Plan” means this Mallinckrodt Pharmaceuticals Stock and Incentive Plan, as it may be amended from time to time.
“Reporting Person” means a Director or an Employee who is subject to the reporting requirements of Section 16(a) of the Exchange Act.
“Restricted Stock” means Shares issued pursuant to Section 4.6 that are subject to any restrictions that the Committee, in its discretion, may impose.
“Restricted Unit” means a Unit granted under Section 4.5 or Section 4.6 to acquire Shares or an equivalent amount in cash, which Unit is subject to any restrictions that the Committee, in its discretion, may impose.
“Securities Act” means the United States Securities Act of 1933, as amended.
“Share” means an Ordinary Share of the Company, and “Shares” shall be construed accordingly.
“Significant Misconduct” means a violation of a law or regulation or a significant violation of a Company policy.
“Stock Appreciation Right” means a right granted under Section 4.3 of the Plan of an amount in cash or Shares equal to any excess of the Fair Market Value of a Share as of the date on which the right is exercised over the Exercise Price.
“Stock Option” means a right granted under Section 4.3 of the Plan to purchase from the Company a stated number of Shares at a specified price. Stock Options awarded under the Plan may be in the form of Incentive Stock Options or Nonqualified Stock Options.
“Subsidiary” means (i) a subsidiary company (wherever incorporated) of the Company, as defined by Section 155 of the Companies Act 1963 of Ireland; (ii) any separately organized business unit, whether or not incorporated, of the Company; (iii) any employer that is required to be aggregated with the Company pursuant to Code Section 414 and the regulations promulgated thereunder; and (iv) any service recipient or employer that is within a controlled group of corporations as defined in Code Sections 1563(a)(1), (2) and (3) which includes the Company, where the phrase “at least 50%” is substituted in each place “at least 80%” appears, and any service recipient or employer within trades or businesses under common control as defined in Code Section 414(c) and Treas. Reg. § 1.414(c)-2, which includes the Company, where the phrase “at least 50%” is substituted in each place “at least 80%” appears, provided, however, that when the relevant determination is to be based upon legitimate business criteria (as described in Treas. Reg. § 1.409A- 1(b)(5)(iii)(E) and § 1.409A-1(h)(3)), the phrase “at least 20%” shall be substituted in each place “at least 80%” appears as described above with respect to both a controlled group of corporations and trades or business under common control.
“Target Amount” means the amount of Performance Units that will be paid if the applicable Performance Measure is fully (100%) attained, as determined in the sole discretion of the Committee.
“Target Bonus” means the target Annual Performance Bonus applicable to a Reporting Person in respect of a particular year, as established by the Committee or its delegate.
“Target Vesting Percentage” means the percentage of performance-based Restricted Units or Shares of Restricted Stock that will vest if the applicable Performance Measure is fully (100%) attained, as determined in the sole discretion of by the Committee.
“Termination of Directorship” means the date of cessation of a Director’s membership on the Board for any reason, with or without Cause, as determined in the sole discretion of the HRCC, provided however that if the Director is a member of the HRCC, such determination shall be made by the full Board (excluding such Director). For purposes of any Award which is nonqualified deferred compensation subject to Code Section 409A, a Termination of Directorship shall only occur where such Termination of Directorship is a “separation from service” within the meaning of Code Section 409A(a)(2)(A)(i) and the applicable regulations and rulings thereunder. For purposes of determining whether a Termination of Directorship has occurred, services provided in the capacity of an employee or otherwise shall be excluded.
“Termination of Employment” means the date of cessation of an Employee’s employment relationship with the Company or a Subsidiary for any reason, with or without Cause, as determined in the sole discretion of the Company. For purposes of any Award which is nonqualified deferred compensation subject to Code Section 409A, a Termination of Employment shall only occur where such Termination of Employment is a “separation from service” within the meaning of Code Section 409A(a)(2)(A)(i) and the applicable regulations and rulings thereunder. For purposes of determining whether a Termination of Employment has occurred, services provided in the capacity of an employee or otherwise shall be excluded.
“Triggering Event” means Significant Misconduct (i.e., a violation of a law or regulation or a significant violation of a Company policy) relating to Covered Functions (as defined in the Company’s CIA) by Executive that, if discovered prior to payment, would have made Executive ineligible for any Award(s) in the applicable Plan year or subsequent Plan years; Significant Misconduct relating to Covered Functions (as defined in the Company’s CIA) by subordinate Employees in the business unit for which Executive had responsibility on or after 150 days after the Effective Date of the CIA that does not constitute an isolated occurrence and which Executive knew or should have known was occurring that, if discovered prior to payment, would have made Executive ineligible for an Award in the applicable Plan year or subsequent Plan years; or Significant Misconduct that results in significant harm to the Company.
“Unit” means, for purposes of Performance Units, the potential right to an Award equal to a specified amount denominated in such form as is deemed appropriate in the discretion of the Committee and, for purposes of Restricted Units or Deferred Stock Units, the potential right to acquire one Share.

ARTICLE III
ADMINISTRATION
3.1 Committee. The Plan will be administered by the Committee, except as otherwise provided in Section 4.7.
3.2 Authority of the Committee. The Committee or, to the extent required by applicable law, the Board will have the authority, in its sole and absolute discretion and subject to the terms of the Plan, to:
(a)Interpret and administer the Plan and any instrument or agreement relating to the Plan;
(b)Prescribe the rules and regulations that it deems necessary for the proper operation and administration of the Plan, and amend or rescind any existing rules or regulations relating to the Plan;
(c)Select Employees to receive Awards under the Plan;
(d)Determine the form of an Award, the number of Shares subject to each Award, all the terms and conditions of an Award, including, without limitation, the conditions on exercise or vesting, the designation of Stock Options as Incentive Stock Options or Nonqualified Stock Options, and the circumstances under which an Award may be settled in cash or Shares or may be cancelled, forfeited or suspended, and the terms of each Award Certificate;

(e)Determine whether Awards will be granted singly, in combination or in tandem;
(f)Establish and interpret Performance Measures (or, as applicable, other performance criteria) in connection with Annual Performance Bonuses and Long-Term Performance Awards, evaluate the level of performance over a Performance Cycle and certify the level of performance attained with respect to Performance Measures (or other performance criteria, as applicable);
(g)Subject to Sections 6.1 and 7.12, waive or amend any terms, conditions, restriction or limitation on an Award, except that the prohibition on the repricing of Stock Options and Stock Appreciation Rights without shareholder approval, as described in Section 4.3(g), may not be waived;
(h)Make any adjustments to the Plan (including but not limited to adjustment of the number of Shares available under the Plan or any Award) and any Award granted under the Plan as shall be appropriate pursuant to Section 5.3;
(i)Determine and set forth in the applicable Award Certificate the circumstances under which Awards may be deferred and the extent to which a deferral will be credited with Dividend Equivalents and interest thereon;
(j)In accordance with Section 7.1, determine and set forth in the applicable Award Certificate whether a Nonqualified Stock Option, Restricted Share or other Award may be transferable to family members, a family trust or a family partnership;
(k)Establish any subplans and make any modifications to the Plan, without amending the Plan, or to Awards made hereunder (including the establishment of terms and conditions in the Award Certificate not otherwise inconsistent with the terms of the Plan) that the Committee may determine to be necessary or advisable for grants made in countries outside the United States to comply with, or to achieve favorable tax treatment under, applicable foreign laws or regulations or tax policies or customs;
(l)Appoint such agents as it shall deem appropriate for the proper administration of the Plan; and
(m)Take any and all other actions it deems necessary or advisable for the proper operation or administration of the Plan.
3.2 Effect of Determinations. All determinations of the Committee will be final, binding and conclusive on all persons having an interest in the Plan.
3.3 Delegation of Authority. The Board or, if permitted under applicable corporate law and stock exchanges, the Committee, in its discretion and consistent with applicable law, regulations and stock exchange rules, may delegate to a committee or an officer or group of officers, as it deems to be advisable, the authority to select Employees to receive an Award and to determine the number of Shares under any such Award, subject to any terms and conditions that the Board or the Committee may establish. When the Board or the Committee delegates authority pursuant to the foregoing sentence, it will limit, in its discretion, the number or value of Shares that may be subject to Awards that the delegate may grant. Only the Committee has the authority to grant and administer Awards to Reporting Persons or to delegates of the Committee, and to establish and certify Performance Measures (except to the extent that delegation of such authority to another person would not cause an Award to fail to meet the performance-based compensation exception under Section 162(m) of the Code to the extent such section is applicable or otherwise fail to meet the requirements under any applicable tax, securities or other law, rule or regulation).
3.4 Employment of Advisors. The Committee may employ attorneys, consultants, accountants and other advisors, the fees and other expenses of which shall be paid by the Company, and the Committee, the Company and the officers and directors of the Company may rely upon the advice, opinions or valuations of the advisors employed.
3.5 No Liability. No member of the Committee or the Board or any person acting as a delegate thereof with respect to the Plan will be liable for any losses resulting from any action, interpretation or construction made in good faith with respect to the Plan or any Award granted under the Plan.

ARTICLE IV
AWARDS
4.1 Eligibility. All Participants and Employees are eligible to be designated to receive Awards granted under the Plan, except as otherwise provided in this Article IV.

(a)Prerequisites: Employees and Executives must meet prerequisites to be eligible to earn Awards. Not successfully meeting the criteria below may impact an Employee’s or Executive’s Incentive Compensation:
(i)Adherence to applicable laws, the Company Code of Conduct, policies, procedures, and guidelines, which constitutes no documented violations of aforementioned items.
(ii)Completion of the assigned goal in annual Performance Evaluations, which includes successfully completing all assigned training on a timely basis and satisfactory job performance with no significant misconduct or performance-related issues documented.
(b)Significant Misconduct and Employee Eligibility: Any Employee found to have violated a law or regulation or a significant, non-minor violation of the Code of Conduct or any other Company policy (“Significant Misconduct”) will be ineligible to receive Awards for a two-year period from the date of such determination. In addition, if an Employee is found to have engaged in Significant Misconduct and an Award has been granted but not yet paid, the Award must be suspended for the current Performance Cycle and must be rescinded for any prior Performance Cycle in which such violations occurred or were discovered. To the extent an Award was already paid, the Award is subject to recoupment if not promptly repaid by the Employee.
(c)Triggering Events and Executive Eligibility: Effective calendar year 2022, the Company has established an Executive Financial Recoupment Program, which puts at risk of forfeiture and recoupment an amount equivalent to up to three (3) years of Executive’s Award(s) if, at the time of a recoupment determination, Executive is either a current Company employee or became a former Company employee 150 days or more after the effective date of the Company’s CIA. Any Award(s) are at risk of forfeiture and/or recoupment as a consequence of an Executive’s Triggering Event as follows:
(i)The Company reserves the right to pursue recoupment from Executive of all or any portion of a Cash Award paid to Executive in the three (3) years prior to a Triggering Event. The eligibility and recoupment conditions set forth herein shall survive the payment of Executive’s Cash Award and the separation of Executive’s employment (if applicable) for a period of three (3) years from the payment of the Cash Award. If payment of any portion of a Cash Award is deferred on a mandatory or voluntary basis, the three-year period will be measured from the date the Cash Award would have been paid in the absence of deferral.
(ii)The Company reserves the right to pursue recoupment from Executive of all or a portion of the value of Equity Award(s) provided to Executive for the three (3) years prior to a Triggering Event. The eligibility and recoupment conditions set forth herein shall survive the vesting or distribution of Executive’s Equity Awards and the separation of Executive’s employment (if applicable) for a period of three (3) years from the vesting or distribution of the Equity Award(s).
(d)Additional Remedies: To the extent permitting by controlling law, for the three (3) year period during which Award eligibility and recoupment conditions exist for the Executive, if the Company reasonably anticipates that a Triggering Event has occurred, and the Company has recoupment rights remaining under Paragraphs (c)(i) and (ii) above, the Company reserves the right to toll and thereby extend such rights for an additional three (3) years or until the Company determines that a Triggering Event has not occurred, whichever is earlier, to the extent permitted by controlling law of the relevant jurisdiction.
4.2 Form of Awards. Awards will be in the form determined by the Committee, in its discretion, and will be evidenced by an Award Certificate. Awards may be granted singly or in combination or in tandem with other Awards.
4.3 Stock Options and Stock Appreciation Rights. The Committee may grant Stock Options and Stock Appreciation Rights under the Plan to those Employees whom the Committee may from time to time select, in the amounts and pursuant to the other terms and conditions that the Committee, in its discretion, may determine and set forth in the Award Certificate, subject to the provisions below:
(a)Form. Stock Options granted under the Plan will, at the discretion of the Committee and as set forth in the Award Certificate, be in the form of Incentive Stock Options, Nonqualified Stock Options or a combination of the two. If an Incentive Stock Option and a Nonqualified Stock Option are granted to the same Participant under the Plan at the same time, the form of each will be clearly identified, and they will be deemed to have been granted in separate grants. In no event will the exercise of one Stock Option affect the right to exercise the other Stock Option. Stock Appreciation Rights may be granted either alone or concurrently with Nonqualified Stock Options and the amount of Shares attributable to each Stock Appreciation Right shall be set forth in the applicable Award Certificate on or before the grant date.

(b)Exercise Price. Other than with respect to Substitute Awards described in Section 4.8, the Committee will set the Exercise Price of Stock Options or Stock Appreciation Rights granted under the Plan at a price that is equal to or greater than the Fair Market Value of a Share on the date of grant, subject to adjustment as provided in Section 5.3. The Exercise Price of Incentive Stock Options will be equal to or greater than 110 percent of the Fair Market Value of a Share as of the date of grant if the Participant receiving the Incentive Stock Options owns shares possessing more than 10 percent of the total combined voting power of all classes of shares of the Company or any subsidiary or parent corporation of the Company, as defined in Section 424 of the Code. The Exercise Price of a Stock Appreciation Right granted in tandem with a Stock Option will equal the Exercise Price of the related Stock Option. The Committee will set forth the Exercise Price of a Stock Option or Stock Appreciation Right in the Award Certificate or accompanying documentation.
(c)Term and Timing of Exercise. Each Stock Option or Stock Appreciation Right granted under the Plan will be exercisable in whole or in part, subject to the following conditions, unless determined otherwise by the Committee:
(i)The term of each Stock Option and Stock Appreciation Right shall be determined by the Committee and set forth in the applicable Award Certificate, but in no event shall the term thereof exceed ten (10) years from the date of its grant. Notwithstanding the foregoing, in the event that on the last business day of the term of a Stock Option (other than an Incentive Stock Option) or Stock Appreciation Right (i) the exercise of the Award is prohibited by applicable law or (ii) Shares may not be purchased or sold by certain employees or directors of the Company due to the “black-out period” of a Company policy or a “lock-up” agreement undertaken in connection with an issuance of securities by the Company, the term of the Stock Option or Stock Appreciation Right shall be extended for a period of thirty (30) days following the end of the legal prohibition, black-out period or lock-up agreement. Moreover, notwithstanding the foregoing, an Award Certificate may provide that if on the last day of the term of a Stock Option or Stock Appreciation Right the Fair Market Value of one Share exceeds the option or grant price per Share, the Participant has not exercised the Stock Option, Stock Appreciation Right or tandem Award, and the Award has not expired, the Stock Option or Stock Appreciation Right shall be deemed to have been exercised by the Participant on such day with payment made by withholding Shares otherwise issuable in connection with the exercise of the Stock Option or Stock Appreciation Right. In such event, the Company shall deliver to the Participant the number of Shares for which the Stock Option or Stock Appreciation Right was deemed exercised, less the number of Shares required to be withheld for the payment of the total purchase price for a Stock Option and required withholding taxes for both Stock Options and Stock Appreciation Rights; provided, however, any fractional Share shall be settled in cash.
(ii)A Stock Option or Stock Appreciation Right will become exercisable at such times and in such manner as determined by the Committee and set forth in the applicable Award Certificate, subject to the minimum vesting limitations of Section 4.10.
(iii)Unless the applicable Award Certificate provides otherwise, and subject to the minimum vesting limitations of Section 4.10, upon the death, Disability, Normal Retirement or a Change in Control Termination of a Participant who has outstanding Stock Options or Stock Appreciation Rights, the unvested Stock Options or Stock Appreciation Rights will fully vest. Unless the applicable Award Certificate or the remainder of this Section 4.3(c) provides otherwise, the Participant’s Stock Options and Stock Appreciation Rights will lapse, and will not thereafter be exercisable, upon the earlier of (A) their original expiration date or (B) the date that is three (3) years after the date on which the Participant dies, incurs a Disability or retires due to Normal Retirement.
(iv)Unless the applicable Award Certificate provides otherwise, and subject to the minimum vesting limitations of Section 4.10, upon the Termination of Employment of a Participant for any reason other than the Participant's death, Disability, Normal Retirement or a Change in Control Termination, if the Participant’s termination qualifies as Early Retirement, a pro rata portion of the Participant’s Stock Options and Stock Appreciation Rights will vest so that the total number of vested Stock Options or Stock Appreciation Rights held by the Participant at Termination of Employment (including those that have already vested as of such date) will be equal to the total number of Stock Options or Stock Appreciation Rights originally granted to the Participant under the applicable Award multiplied by a fraction, the numerator of which is the period of time (in whole months) that have elapsed since the date of grant, and the denominator of which is the number of months set forth in the applicable Award Certificate that is required to attain full vesting. Unless the Award Certificate provides otherwise, such Participant's Stock Options and Stock Appreciation Rights will lapse, and will not thereafter be exercisable, upon the earlier of (A) their original expiration date or (B) the date that is three (3) years after the date of Termination of Employment.
(v)Unless the applicable Award Certificate provides otherwise, upon the Termination of Employment of a Participant that does not meet the requirements of paragraphs (iii) or (iv) above, any unvested Stock Options or Stock Appreciation Rights will be forfeited. Unless the applicable Award Certificate provides otherwise, any Stock Options or Stock Appreciation Rights that are vested as of such Termination of Employment will lapse, and will not thereafter be exercisable, upon the earlier of (A) their original expiration date or (B) the date that is ninety (90) days after the date of such Termination of Employment.
(vi)Stock Options and Stock Appreciation Rights of a deceased Participant may be exercised only by the estate of the Participant or by the person given authority to exercise the Stock Options or Stock Appreciation Rights by the Participant's will or by operation of law. If a Stock Option or Stock Appreciation Right is exercised by the executor or administrator of a deceased Participant, or by the person or persons to whom the Stock Option or Stock Appreciation Right has been transferred by the Participant's will or the applicable laws of descent and distribution, the Company will be under no obligation to deliver Shares or cash until the Company is satisfied that the person exercising the Stock Option or Stock Appreciation Right is the duly appointed executor or administrator of the deceased Participant or the person to whom the Stock Option or Stock Appreciation Right has been transferred by the Participant's will or by applicable laws of descent and distribution.
(vii)A Stock Appreciation Right granted in tandem with a Stock Option is subject to the same terms and conditions as the related Stock Option and will be exercisable only to the extent that the related Stock Option is exercisable. When either a Stock Option or a Stock Appreciation Right granted in tandem with each other is exercised, the tandem Stock Option or Stock Appreciation Right, as applicable, shall expire.
(d)Payment of Exercise Price. The Exercise Price of a Stock Option must be paid in full when the Stock Option is exercised. Shares will be issued and delivered only upon receipt of payment. Payment of the Exercise Price may be made in cash or by certified check, bank draft, wire transfer, or postal or express money order, provided that the format is approved by the Company or a designated third-party administrator. The Committee, in its discretion may also allow payment to be made by any of the following methods, as set forth in the applicable Award Certificate:
(i)Delivering a properly executed exercise notice to the Company or its agent, together with irrevocable instructions to a broker to deliver to the Company, within the typical settlement cycle for the sale of equity securities on the relevant trading market (or otherwise in accordance with the provisions of Regulation T issued by the Federal Reserve Board), the amount of sale proceeds with respect to the portion of the Shares to be acquired having a Fair Market Value on the date of exercise equal to the sum of the applicable portion of the Exercise Price being so paid;
(ii)Subject to any requirements of applicable law and regulations, tendering (actually or by attestation) to the Company or its agent previously acquired Shares that have a Fair Market Value on the day prior to the date of exercise equal to the applicable portion of the Exercise Price being so paid; or
(iii)Subject to any requirements of applicable law and regulations, instructing the Company to reduce the number of Shares that would otherwise be issued by such number of Shares as have in the aggregate a Fair Market Value on the date of exercise equal to the applicable portion of the Exercise Price being so paid.
(e)Incentive Stock Options. Incentive Stock Options granted under the Plan will be subject to the following additional conditions, limitations and restrictions:
(i)Eligibility. Incentive Stock Options may be granted only to Employees of the Company or a Subsidiary that is a subsidiary or parent corporation of the Company within the meaning of Code Section 424.
(ii)Timing of Grant. No Incentive Stock Option will be granted under the Plan after the 10-year anniversary of the date on which the Plan is adopted by the Board or, if earlier, the date on which the Plan was approved by shareholders.

(iii)Amount of Award. Subject to Section 5.3 of the Plan, no more than 10 million Shares may be available for grant in the form of Incentive Stock Options. The aggregate Fair Market Value (as of the date of grant) of the Shares with respect to which the Incentive Stock Options awarded to any Employee first become exercisable during any calendar year may not exceed $100,000 (U.S.). For purposes of this $100,000 (U.S.) limit, the Employee's Incentive Stock Options under this Plan and all other plans maintained by the Company and its Subsidiaries will be aggregated. To the extent any Incentive Stock Option would exceed the $100,000 (U.S.) limit, the Incentive Stock Option will afterwards be treated as a Nonqualified Stock Option to the extent required by the Code and underlying regulations and rulings.
(iv)Timing of Exercise. If the Committee exercises its discretion in the Award Certificate to permit an Incentive Stock Option to be exercised by a Participant more than three months after the Participant has ceased being an Employee (or more than 12 months if the Participant is permanently and totally disabled, within the meaning of Code Section 22(e)), the Incentive Stock Option will afterwards be treated as a Nonqualified Stock Option to the extent required by the Code and underlying regulations and rulings. For purposes of this paragraph (iv), an Employee's employment relationship will be treated as continuing intact while the Employee is on military leave, sick leave or another approved leave of absence if the period of leave does not exceed 90 days, or a longer period to the extent that the Employee's right to reemployment with the Company or a Subsidiary is guaranteed by statute or by contract. If the period of leave exceeds 90 days and the Employee's right to reemployment is not guaranteed by statute or contract, the employment relationship will be deemed to have ceased on the 91st day of the leave.
(v)Transfer Restrictions. In no event will the Committee permit an Incentive Stock Option to be transferred by an Employee other than by will or the laws of descent and distribution, and any Incentive Stock Option awarded under this Plan will be exercisable only by the Employee during the Employee's lifetime.
(f)Exercise of Stock Appreciation Rights. Upon exercise of a Participant's Stock Appreciation Rights, the Company will pay cash or Shares or a combination of cash and Shares, in the discretion of the Committee and as described in the Award Certificate. Cash payments will be equal to the excess of the Fair Market Value of a Share on the date of exercise over the Exercise Price, for each Share for which a Stock Appreciation Right was exercised. If Shares are paid for the Stock Appreciation Right, the Participant will receive a number of whole Shares equal to the quotient of the cash payment amount divided by the Fair Market Value of a Share on the date of exercise.
(g)No Repricing. Except as otherwise provided in Section 5.3 or in connection with a Change in Control, the terms of outstanding Awards may not be amended to reduce the exercise price of outstanding Stock Options or Stock Appreciation Rights or cancel outstanding Stock Options or Stock Appreciation Rights in exchange for cash, other Awards, or Stock Options or Stock Appreciation Rights with an exercise price that is less than the exercise price of the original Stock Options or Stock Appreciation Rights without shareholder approval.
4.4 Annual Performance Bonuses. The Committee may grant annual performance bonuses or other bonus compensation in its discretion outside the terms of this Plan. The Committee may grant Annual Performance Bonuses, intended to qualify as “performance-based compensation” under Section 162(m) of the Code (to the extent the Committee so determines and such performance-based compensation exception continues to apply), under the Plan in the form of cash or Shares to the Reporting Persons that the Committee may from time to time select, in the amounts and pursuant to the terms and conditions that the Committee may determine and set forth in the Award Certificate, subject to the provisions below:
(a)Section 162(m) of the Code. The Committee may determine that Annual Performance Bonuses made to Covered Employees should be structured to be “performance-based compensation” for purposes of Section 162(m) of the Code. If the Committee action granting such Awards or the Award Certificates so provide, this Section 4.4 shall be interpreted in a manner that satisfies the applicable requirements of Section 162(m)(4)(C) of the Code and related regulations, and the Plan shall be operated so that the Company may take a full tax deduction for Annual Performance Bonuses. If any provision of this Plan or any Annual Performance Bonus would otherwise frustrate or conflict with this intent, the provision will be interpreted and deemed amended so as to avoid this conflict.
(b)Performance Cycles. Annual Performance Bonuses will be awarded in connection with a twelve (12) month Performance Cycle, which will be the fiscal year of the Company.

(c)Eligible Participants. Within ninety (90) days after the commencement of a Performance Cycle, the Committee will determine the Reporting Persons who will be eligible to receive an Annual Performance Bonus under the Plan. If an individual becomes a Reporting Person after this ninety (90) day period, the Committee may determine that such Reporting Person is eligible to receive a pro rata Annual Performance Bonus under the Plan.
(d)Performance Measures; Targets; Award Criteria.
(i)Within ninety (90) days after the commencement of the service period to which a Performance Cycle relates, the Committee will fix and establish in writing (A) the Performance Measures that will apply to that Performance Cycle; (B) the Target Bonus which may be earned by each Participant; and (C) subject to subsection (d) below, the criteria for computing the amount that will be paid with respect to each level of attained performance. The Committee will also set forth the minimum level of performance, based on the applicable Performance Measures, that must be attained during the Performance Cycle before any Annual Performance Bonus will be paid and the percentage of the Target Bonus that will become payable upon attainment of various levels of performance that equal or exceed the minimum required level.
(ii)The Committee, in its discretion, may, on a case-by-case basis, reduce, but not increase, the amount otherwise payable to any Covered Employee with respect to any given Performance Cycle, provided, however, that no reduction will result in an increase in the amount payable under any Annual Performance Bonus of another Covered Employee.
(e)Payment, Certification. No Annual Performance Bonus will be paid to any Reporting Person until the Committee certifies in writing the level of performance attained for the Performance Cycle in relation to the applicable Performance Measures. In applying Performance Measures, the Committee (i) shall make adjustments for events listed in Section 5.3 in accordance therewith and (ii) may, in its discretion, exclude the effect of unusual or infrequently occurring items, including, but not limited to the following, as set forth in the Award Certificate or action of the Committee granting the Award: the cumulative effect of changes in the law, regulations or accounting rules, and other items, all determined in accordance with GAAP (to the extent applicable and unless specified otherwise in the Award Certificate or action of the Committee granting the Award) and identified in financial statements, notes to the financial statements or discussion and analysis of management; asset write downs; litigation or claim judgments or settlements; any reorganization and restructuring programs; acquisitions or divestitures; and foreign exchange gains and losses; provided that the determination by the Committee that Performance Measures shall be adjusted for items in accordance with this clause (ii) shall be made no later than ninety (90) days after the commencement of any applicable Performance Cycle in respect of Annual Performance Bonuses awarded to Covered Employees.
(f)Form of Payment. Annual Performance Bonuses will be paid in cash, Shares or such other Awards as determined by the Committee. All such Performance Bonuses shall be paid no later than the 15th day of the third month following the end of the calendar year (or, if later, following the end of the Company's fiscal year) in which such Performance Bonuses are no longer subject to a substantial risk of forfeiture (as determined for purposes of Section 409A of the Code), except to the extent that the Committee determines or a Participant has elected to defer payment under the terms of a duly authorized deferred compensation arrangement or Award, in which case the terms of such arrangement or Award shall govern.
(g)Acceleration. Each Participant who is eligible to receive an Annual Performance Bonus with respect to a Performance Cycle during which a Change of Control occurs will, except as otherwise provided below, be deemed to have achieved a level of performance, as of the date of Change in Control, that would cause all (100%) of the Participant's Target Bonus to become payable at such times and in such manner as determined in the sole discretion of the Committee. Notwithstanding the previous sentence, if (i) a surviving entity maintains the Performance Cycle in which a Change in Control occurs, or otherwise provides for the payment of an Annual Performance Bonus based on the level of performance attained for such Performance Cycle in relation to the Performance Measures established for such Performance Cycle (including Performance Measures that were adjusted or modified as a result of the Change in Control) and (ii) the Annual Performance Bonus based on the level of performance attained for such Performance Cycle exceeds all (100%) of the Participant’s Target Bonus, then each Participant who is eligible to receive an Annual Performance Bonus with respect to such Performance Cycle shall receive an Annual Performance Bonus based on the level of performance attained for such Performance Cycle at such times and in such manner as determined in the sole discretion of the Committee, or successor to the Committee. If a Participant’s employment is terminated before the end of the original Performance Cycle due to death, Disability, Normal Retirement, or by the Company without Cause, the Award payable to such Participant may, in the discretion of the Committee, be proportionately reduced based on the period of actual employment during the applicable Performance Cycle. Notwithstanding the above, the time and manner of any payments made pursuant to this Section 4.4(g) shall comply with Section 4.4(e) above.
4.5 Long-Term Performance Awards. The Committee may grant long-term performance awards or other bonus compensation in its discretion outside the terms of this Plan. The Committee may grant Long-Term Performance Awards, intended to be “performance-based compensation” under Section 162(m) of the Code (to the extent the Committee so determines and such performance-based compensation exception continues to apply), under the Plan in the form of Performance Units, Restricted Units or Restricted Stock to any Employee who the Committee may from time to time select, in the amounts and pursuant to the terms and conditions that the Committee may determine and set forth in the Award Certificate, subject to the provisions below:
(a)Section 162(m) of the Code. The Committee may determine that Long-Term Performance Awards made to Covered Employees should be structured to be "performance-based compensation" for purposes of Section 162(m) of the Code. If the Committee action granting such Award or the Award Certificates so provide, this Section 4.5 shall be interpreted in a manner that satisfies the applicable requirements of Section 162(m)(4)(C) of the Code and related regulations with respect to Long-Term Performance awards made to Covered Employees, and the Plan shall be operated so that the Company may take a full tax deduction for Long-Term Performance Awards. If any provision of this Plan or any Long-Term Performance Award would otherwise frustrate or conflict with this intent, the provision will be interpreted and deemed amended so as to avoid this conflict.
(b)Performance Cycles. Long-Term Performance Awards will be awarded in connection with a Performance Cycle, as determined by the Committee in its discretion, provided, however, that a Performance Cycle may be no shorter than twelve (12) months.
(c)Eligible Participants. Within ninety (90) days after the commencement of a Performance Cycle, the Committee will determine the Employees who will be eligible to receive a Long-Term Performance Award for the Performance Cycle, provided that the Committee may determine the eligibility of any Employee other than a Covered Employee after the expiration of this ninety (90) day period.
(d)Performance Measures; Targets; Award Criteria.
(i)Within ninety (90) days after the commencement of the service period to which a Performance Cycle relates, the Committee will fix and establish in writing (A) the Performance Measures that will apply to that Performance Cycle; (B) with respect to Performance Units, the Target Amount payable to each Participant; (C) with respect to Restricted Units and Restricted Stock, the Target Vesting Percentage for each Participant; and (D) subject to subsection (d) below, the criteria for computing the amount that will be paid or will vest with respect to each level of attained performance. The Committee will also set forth the minimum level of performance, based on the applicable Performance Measures, that must be attained during the Performance Cycle before any Long-Term Performance Award will be paid or vest, and the percentage of Performance Units that will become payable and the percentage of performance-based Restricted Units or Shares of Restricted Stock that will vest upon attainment of various levels of performance that equal or exceed the minimum required level.
(ii)The Committee, in its discretion, may, on a case-by-case basis, reduce, but not increase, the amount of Long-Term Performance Awards otherwise payable to any Covered Employee with respect to any given Performance Cycle, provided, however, that no reduction will result in an increase in the dollar amount or number of Shares payable under any Long-Term Performance Award of another Covered Employee.
(e)Payment, Certification. Long-Term Performance Awards shall only be paid if the Committee certifies in writing the level of performance attained for the Performance Cycle in relation to the applicable Performance Measures. Long-Term Performance Awards awarded to Participants who are not Covered Employees will be based on the Performance Measures, or other applicable performance criteria, and payment formulas that the Committee, in its discretion, may establish for these purposes. These Performance Measures, or other performance criteria, and formulas may be the same as or different than the Performance Measures and formulas that apply to Covered Employees. In applying Performance Measures, the Committee (i) shall make adjustments for events listed in Section 5.3 in accordance therewith and (ii) may, in its discretion, exclude the effect of unusual or infrequently occurring items, including, but not limited to the following, as set forth in the Award Certificate or action of the Committee granting the Award: the cumulative effect of changes in the law, regulations or accounting rules, and other items, all determined in accordance with GAAP (to the extent applicable and unless specified otherwise in the Award

Certificate or action of the Committee granting the Award) and identified in financial statements, notes to the financial statements or discussion and analysis of management; asset write downs; litigation or claim judgments or settlements; any reorganization and restructuring programs; acquisitions or divestitures; and foreign exchange gains and losses.; provided that the determination by the Committee that Performance Measures shall be adjusted for items in accordance with this clause (ii) shall be made no later than ninety (90) days after the commencement of any applicable Performance Cycle in respect of Long-Term Performance Awards awarded to Covered Employees.
(f)Form of Payment. Long-Term Performance Awards in the form of Performance Units may be paid in cash or full Shares, in the discretion of the Committee, and as set forth in the applicable Award Certificate. Performance-based Restricted Units and Restricted Stock will be paid in full Shares. Payment with respect to any fractional Share will be in cash in an amount based on the Fair Market Value of the Share as of the date the Performance Unit becomes payable. All Long-Term Performance Awards shall be paid no later than the 15th day of the third month following the end of the calendar year (or, if later, following the end of the Company’s fiscal year) in which such Long-Term Performance Awards are no longer subject to a substantial risk of forfeiture (within the meaning of Code Section 409A), except to the extent that a Participant has elected to defer payment under the terms of a duly authorized deferred compensation arrangement, in which case the terms of such arrangement shall govern, or as otherwise provided in Section 4.5(g) below.
(g)Dividend Equivalents. At the discretion of the Committee and as set forth in the applicable Award Certificate, dividend equivalents may be earned on Long-Term Performance Awards denominated in Shares, but only to the extent, and shall be payable only at the same time, as the underlying Long-Term Performance Awards may become earned, vested, and payable.
(h)Special Vesting Provisions. Unless the applicable Award Certificate provides otherwise, and subject to the minimum vesting limitations of Section 4.10, upon the death, Disability, Normal Retirement or a Change in Control Termination of a Participant who has an outstanding Long-Term Performance Award, the unvested Long-Term Performance Award will fully vest and be paid as if the Participant had continued in active employment with the Company through the date such Long-Term Performance Award would have vested and been paid in the absence of such event. Unless the applicable Award Certificate provides otherwise, upon the Termination of Employment of a Participant for any reason other than the Participant's death, Disability, Normal Retirement or a Change in Control Termination, the unvested Long-Term Performance Award will be forfeited unless the Participant qualifies for Early Retirement, in which case (subject to the minimum vesting limitations of Section 4.10), a pro rata portion of the Participant’s Long-Term Performance Awards will vest and be paid as if the Participant had continued in active employment with the Company through the date such Long-Term Performance Award would have vested and been paid in the absence of such event; provided that the number of Long-Term Performance Awards held by the Participant which shall vest under those circumstances shall equal the total number of Long-Term Performance Awards in which such Participant would have vested multiplied by a fraction, the numerator of which is the period of time (in whole months) that have elapsed since the date of grant, and the denominator of which is the number of total months set forth in the applicable Award Certificate for such Performance Period.
4.6 Other Stock-Based Awards. The Committee may, from time to time, grant Awards (other than Stock Options, Stock Appreciation Rights, Annual Performance Bonuses or Long-Term Performance Awards) to any Employee who the Committee may from time to time select, which Awards consist of, or are denominated in, payable in, valued in whole or in part by reference to, or otherwise related to, Shares. These Awards may include, among other forms, Restricted Stock, Restricted Units, or Deferred Stock Units. The Committee will determine, in its discretion, the terms and conditions that will apply to Awards granted pursuant to this Section 4.6, which terms and conditions will be set forth in the applicable Award Certificate.
(a)Vesting. Restrictions on Other Stock-Based Awards granted under this Section 4.6 will lapse at such times and in such manner as determined by the Committee and set forth in the applicable Award Certificate, subject to the minimum vesting limitations of Section 4.10. Unless the applicable Award Certificate provides otherwise, if the restrictions on Other Stock-Based Awards have not lapsed or been satisfied as of the Participant's Termination of Employment, the Shares will be forfeited by the Participant if the termination is for any reason other than the Normal Retirement, death or Disability of the Participant or a Change in Control Termination, except that the Award will vest pro rata with respect to the portion of the vesting term set forth in the applicable Award Certificate that the Participant has completed if the Participant qualified for Early Retirement (subject to the minimum vesting limitations of Section 4.10). All restrictions on Other Stock- Based Awards granted pursuant to this Section 4.6, subject to the minimum vesting limitations of Section 4.10, will lapse upon the Normal Retirement, death or Disability of the Participant or a Change in Control Termination.
(b)Grant of Restricted Stock. The Committee may grant Restricted Stock to any Employee, which Shares will be registered in the name of the Participant and held for the Participant by the Company. The Participant will have all rights of a shareholder with respect to the Shares, including the right to vote and to receive dividends or other distributions (subject to Section 4.6(e)), except that the Shares may be subject to a vesting schedule and will be forfeited if the Participant attempts to sell, transfer, assign, pledge or otherwise encumber or dispose of the Shares before the restrictions are satisfied or lapse.
(c)Grant of Restricted Units. The Committee may grant Restricted Units to any Employee, which Units will be paid in cash or whole Shares or a combination of cash and Shares, in the discretion of the Committee, when the restrictions on the Units lapse and any other conditions set forth in the Award Certificate have been satisfied. For each Restricted Unit that vests, one Share will be paid or an amount in cash equal to the Fair Market Value of a Share as of the date on which the Restricted Unit vests.
(d)Grant of Deferred Stock Units. The Committee may grant Deferred Stock Units to any Employee, which Units will be paid in whole Shares upon the Employee's Termination of Employment if the restrictions on the Units have lapsed. One Share will be paid for each Deferred Stock Unit that becomes payable.
(e)Dividends and Dividend Equivalents. At the discretion of the Committee and as set forth in the applicable Award Certificate, dividends paid on Shares may, to the extent the underlying Award to which the Shares relate have become fully vested, be paid immediately or withheld and deferred in the Participant's account. In the event of a payment of dividends on the Ordinary Shares, the Committee may credit Restricted Units with Dividend Equivalents in accordance with terms and conditions established in the discretion of the Committee. Dividend Equivalents will be subject to such vesting terms as determined by the Committee and may be distributed immediately or withheld and deferred in the Participant's account as determined by the Committee and set forth in the applicable Award Certificate. Deferred Stock Units may, in the discretion of the Committee and as set forth in the Award Certificate, be credited with Dividend Equivalents or additional Deferred Stock Units. The number of any Deferred Stock Units credited to a Participant’s account upon the payment of a dividend will be equal to the quotient produced by dividing the cash value of the dividend by the Fair Market Value of one Share as of the date the dividend is paid. The Committee will determine any terms and conditions on deferral of a dividend or Dividend Equivalent, including the rate of interest to be credited on deferral and whether interest will be compounded. Notwithstanding anything herein to the contrary, payment of any dividends, Dividend Equivalents or additional Deferred Stock Units granted with respect to an Award shall be subject to the same vesting or performance conditions, as applicable, as the underlying Award.
4.7 Director Awards.
(a)Notwithstanding anything herein to the contrary, the HRCC shall have the exclusive authority to issue awards to Directors who are not also employees of the Company or any Subsidiary (Director Awards), which may consist of, but not be limited to, Stock Options, Stock Appreciation Rights, or Other Stock-Based Awards. Each Director Award shall be governed by an Award Certificate approved by the HRCC.
(b)The HRCC shall have the exclusive authority to administer Director Awards and shall have the authority set forth in Section 3.2 and the indemnification set forth in Section 7.7, solely as such provisions apply to the Director Awards. All determinations made by the HRCC hereunder shall be final, binding and conclusive.
(c)Notwithstanding any other provision of the Plan to the contrary, the aggregate grant date Fair Market Value (computed as of the date of grant in accordance with applicable financial accounting rules) of all Awards granted to any Director during any single fiscal year (excluding Awards made at the election of the Director in lieu of all or a portion of annual and committee cash retainers) shall not exceed $750,000.00.
4.8 Substitute Awards. The Committee may make Awards under the Plan to Acquired Grantees through the assumption of, or in substitution for, outstanding stock-based awards previously granted to such Acquired Grantees. Such assumed or substituted Awards will be subject to the terms and conditions of the original awards made by the Acquired Company, with such adjustments therein as the Committee considers appropriate to give effect to the relevant provisions of any agreement for the acquisition of the Acquired Company. Any grant of Incentive Stock Options pursuant to this Section 4.8 will be made in accordance with Section 424 of the Code and any final regulations published thereunder.
4.9 Limit on Individual Grants. Notwithstanding anything herein to the contrary, the following limits of this Section shall apply only to the extent that the performance-based compensation exception under Section 162(m) of the Code continues to apply. Subject to Sections 5.1 and 5.3, no Employee may be granted more than six (6) million Shares over any calendar year pursuant to Awards of Stock Options, Stock Appreciation Rights and Long-Term Performance Awards in the form of performance-based Restricted Stock and Restricted Units intended to qualify as “performance-based” under Section 162(m) of the Code, except that an incentive Award of no more than ten (10) million Shares may be made pursuant to Stock Options, Stock Appreciation Rights and performance-based Restricted Stock and Restricted Units intended to qualify as “performance-based” under Section 162(m) of the Code to any person who has been hired within the calendar year as a Covered Employee. The maximum amount that may be paid in cash pursuant to Annual Performance Bonuses or Long- Term Performance Awards paid in Performance Units or settled in cash and which are intended to qualify as “performance- based” under Section 162(m) of the Code to any one Employee is $15 million (U.S.) for any Performance Cycle of twelve (12) months. For any longer Performance Cycle, this maximum will be adjusted proportionally.
4.10 Minimum Vesting of Awards. Except with respect to a maximum of five percent (5%) of the Shares authorized in Section 5.1(b) and except to the extent provided in Section 5.4, any Awards shall not provide for vesting which is any more rapid than immediate vesting on the first anniversary of the Award grant date. Notwithstanding the foregoing, the Committee may permit acceleration of vesting of such Awards in certain events, including in the event of the Participant's death or Disability.
4.11 Termination for Cause. Notwithstanding anything to the contrary herein and unless the applicable Award Certificate provides otherwise, if a Participant incurs a Termination of Directorship or Termination of Employment for Cause, then all Stock Options, Stock Appreciation Rights, Annual Performance Bonuses, Long-Term Performance Awards, Restricted Units, Restricted Stock and Other Stock-Based Awards will immediately be cancelled. The exercise of any Stock Option or Stock Appreciation Right or the payment of any Award may be delayed, in the Committee's discretion, in the event that a potential termination for Cause is pending. Unless the applicable Award Certificate provides otherwise, if a Participant incurs a Termination of Directorship or Termination of Employment for Cause, then the Participant will be required to deliver to the Company (i) Shares (or, in the discretion of the Committee, cash) equal in value to the amount of any profit the Participant realized upon the exercise of an Option or Stock Appreciation Right during the twelve (12) month period occurring immediately prior to the Participant’s Termination of Directorship or Termination of Employment for Cause; and (ii) the number of Shares (or, in the discretion of the Committee, the cash value of Shares) the Participant received for Other Stock Based Awards (including Restricted Stock, Restricted Units and Deferred Stock Units) that vested during the period specified in (i) above. Unless the applicable award certificate provides otherwise, if, after a Participant’s Termination of Directorship or Termination of Employment, the Committee determines in its sole discretion that while the Participant was a Company or Subsidiary employee or a Director, such Participant engaged in activity that would have been grounds for a Termination of Directorship or Termination of Employment for Cause, then the Company will immediately cancel all Stock Options, Stock Appreciation Rights, Annual Performance Bonuses, Long-Term Performance Awards, Restricted Units, Restricted Stock and Other Stock-Based Awards and the Participant will be required to deliver to the Company (A) Shares (or, in the discretion of the Committee, cash) equal in value to the amount of any profit the Participant realized upon the exercise of an Option or Stock Appreciate Right during the period that begins twelve (12) months immediately prior to the Participant’s Termination of Directorship or Termination of Employment and ends on the date of the Committee’s determination that the Participant’s conduct would have constituted grounds for a Termination of Directorship or Termination of Employment for Cause; and (B) the number of Shares (or, in the discretion of the Committee, the cash value of said shares) the Participant received for Other Stock Based Awards (including Restricted Stock, Restricted Units and Deferred Stock Units) that vested during the period specified in (A) above.

ARTICLE V
SHARES SUBJECT TO THE PLAN; ADJUSTMENTS
5.1 Shares Available.
(a)The Shares issuable under the Plan will be authorized but unissued Shares, and, to the extent permissible under applicable law, Shares acquired by the Company, any Subsidiary or any other person or entity designated by the Company and held as treasury shares.
(b)Subject to the counting rules set forth in Section 5.2 and adjustment in accordance with Section 5.3, the total number of Shares with respect to which Awards may be issued under the Plan shall be 26,769,489.
(c)Incentive Stock Options may be granted under the Plan in respect of no more than 10 million Shares.
5.2 Counting Rules.

(a)The total number of Shares with respect to which Awards may be issued under the Plan, as described in Section 5.1(b), shall be reduced by 1.61 Shares per each Share subject to an Award of Restricted Stock, Restricted Units, Deferred Stock Units, Performance Units or Other Stock-Based Awards, or as payment of an Annual Performance Bonus.
(b)The following Shares related to Awards under the Plan will again be available for issuance under the Plan:
(i)Shares related to Awards paid in cash; and
(ii)Shares related to Awards that expire, are forfeited or cancelled or terminate for any other reason without issuance of Shares and any Shares of Restricted Stock that are returned to the Company upon a Participant’s Termination of Employment or, if applicable, a Director’s Termination of Directorship (including, for clarity, at a rate of 1.61 Shares per each Share related to such an Award in the form of Restricted Stock, Restricted Units, Deferred Stock Units, Performance Units or Other Stock-Based Awards, or as payment of an Annual Performance Bonus).
(c)Any Shares issued in connection with Awards that are assumed, converted or substituted as a result of the acquisition of an Acquired Company by the Company or a combination of the Company with another company shall not count against the total number of Shares set forth in Section 5.1(b). Shares available under a stockholder approved plan of an Acquired Company (as appropriately adjusted to reflect the transaction) may be used for Awards under the Plan to individuals who were not employees or directors of the Company or a subsidiary prior to the transaction (subject to the stock exchange’s listing requirements)
5.3 Adjustments. In the event of a change in the outstanding Shares by reason of a share split, reverse share split, share dividend or other distribution (whether in the form of cash, Shares, other securities or other property), extraordinary cash dividend, recapitalization, merger, consolidation, split-up, spin-off, reorganization, combination, repurchase or exchange of Shares or other securities or similar corporate transaction or event, the Committee shall make an appropriate adjustment to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan. Any adjustment made by the Committee under this Section 5.3 will be conclusive and binding for all purposes under the Plan.
5.4 Change in Control.
(a)Acceleration. Unless the applicable Award Certificate provides otherwise, (i) all outstanding Stock Options and Stock Appreciation Rights will become exercisable as of the effective date of a Participant’s Change in Control Termination if the Awards are not otherwise vested, and all conditions will be waived with respect to outstanding Restricted Stock and Restricted Units (other than Long-Term Performance Awards) and Deferred Stock Units and (ii) each Participant who has been granted a Long-Term Performance Award that isoutstanding as of the date of such Participant’s Change in Control Termination will be deemed to have achieved a level of performance, as of the Change in Control Termination, that would cause all (100%) of the Participant's Target Amounts to become payable and all restrictions on the Participant's performance-based Restricted Units and Shares of Restricted Stock to lapse. Unless the Committee determines otherwise in its discretion (either when an Award is granted or any time thereafter), in the event that Awards outstanding as of the date of a Change in Control that are payable in Ordinary Shares of the Company will not be substituted with comparable awards payable or redeemable in shares of publicly-traded stock after the Change in Control, each such outstanding Award (A) will become fully vested (at target, where applicable) immediately prior to the Change in Control and (B)(i) each such Award that is a Stock Option or Stock Appreciation Right with an exercise price below the Fair Market Value of the Shares subject to such Award will be settled in cash, without the Participant’s consent, for an amount equal to the amount that could have been attained upon the exercise of such Award immediately prior to the Change in Control had such Award been exercisable or payable at such time, and (ii) each such Award that is a Stock Option or Stock Appreciation Right with an exercise or grant price above the Fair Market Value of the Shares subject to such Award may be cancelled with no payment without the Participant’s consent.
(b)Permissive Actions. In addition to the actions described in Section 5.4(a)(A) and (B), in the event of a Change in Control, the Committee may take any one or more of the following actions with respect to any or all outstanding Awards, without the consent of Participants: (i) the Committee may determine that outstanding Stock Options and Stock Appreciation Rights shall be fully vested and exercisable and restrictions on Restricted Stock, Restricted Units, Deferred Stock Units and Other Stock-Based Awards shall lapse as of the date of the Change in Control or such other time (prior to a Participant’s Change in Control Termination) as the Committee determines; (ii) the Committee may require that a Participant surrender his or her outstanding Stock Options and Stock Appreciation Rights in exchange for one or more payments by the Company, in cash or Ordinary Shares, as determined by the Committee, in an amount equal to the amount by which the then Fair Market Value of the Shares subject to the Participant’s unexercised Stock Options and Stock Appreciation Rights exceeds the Exercise Price, if any, and on such terms as the Committee determines; (iii) after giving Participants an opportunity to exercise any outstanding Stock Options and Stock Appreciation Rights, the Committee may terminate any or all unexercised Stock Options and Stock Appreciation Rights at such time as the Committee deems appropriate; (iv) the Committee may determine that Annual Performance Bonuses and/or Long-Term Performance Awards will be paid out at their target level, in cash or Ordinary Shares as determined by the Committee; or (v) the Committee may determine that Awards that remain outstanding after the Change in Control shall be converted to similar grants of, or assumed by, the surviving corporation (or a parent or subsidiary of the surviving corporation or successor). Such acceleration, surrender, termination, settlement, payment or conversion shall take place as of the date of the Change in Control or such other date as the Committee determines. The Committee may specify how an Award will be treated in the event of a Change in Control either when the Award is granted or at any time thereafter.
5.5 Fractional Shares. No fractional Shares will be issued under the Plan. Except as otherwise provided in Section 4.5(e) and unless otherwise provided by the Committee, if a Participant acquires the right to receive a fractional Share under the Plan, the Participant will receive, in lieu of the fractional Share, a cash payment equal to the Fair Market Value of such fractional share on the date of settlement of the related Award.

ARTICLE VI
AMENDMENT AND TERMINATION
6.1 Amendment. The Plan may be amended at any time and from time to time by the Board or authorized Board committee without the approval of shareholders of the Company, except that no material revision to the terms of the Plan will be effective until the amendment is approved by the shareholders of the Company. A revision is “material” for this purpose if it materially increases the number of Shares that may be issued under the Plan (other than an increase pursuant to Section 5.3 of the Plan), expands the types of Awards available under the Plan, materially expands the class of persons eligible to receive Awards under the Plan, materially extends the term of the Plan, constitutes a repricing for which the terms of Section 4.3(g) require shareholder approval or is otherwise an amendment requiring shareholder approval pursuant to any law or the rules of any exchange on which the Company’s Ordinary Shares are listed for trading. No amendment of the Plan or any outstanding Award Certificate made without the Participant's written consent may adversely affect any right of a Participant with respect to an outstanding Award.
6.2 Termination. The Plan will terminate upon the earlier of the following dates or events to occur:
(a)The adoption of a resolution of the Board terminating the Plan; or
(b)The day before the tenth (10th) anniversary of the approval of the Plan by the Company’s shareholders as described in Section 1.2.
No Awards will be granted under this Plan after it has terminated. The termination of the Plan, however, will not alter or impair any of the rights or obligations of any person under any Award previously granted under the Plan without such person's consent. After the termination of the Plan, any previously granted Awards will remain in effect and will continue to be governed by the terms of the Plan and the applicable Award Certificate.

ARTICLE VII
GENERAL PROVISIONS
7.1 Nontransferability of Awards. No Award under the Plan will be subject in any manner to alienation, anticipation, sale, assignment, pledge, encumbrance or transfer, and no other persons will otherwise acquire any rights therein, except as provided below.
(a)Any Award may be transferred by will or by the laws of descent or distribution.
(b)Unless the applicable Award Certificate provides otherwise, all or any part of a Nonqualified Stock Option or Shares of Restricted Stock may be transferred to a family member without consideration. For purposes of this subsection (b), "family member" includes any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law of the Participant, including adoptive relationships, any person sharing the Participant's household (other than a tenant or employee), a trust in which these persons have more than fifty percent (50%) of the beneficial interest, a foundation in which these persons (or the

Participant) control the management of assets, and any other entity in which these persons (or the Participant) own more than fifty percent (50%) of the voting interests.
Any transferred Award will be subject to all of the same terms and conditions as provided in the Plan and the applicable Award Certificate. The Participant or the Participant's estate will remain liable for any withholding tax that may be imposed by any federal, state or local tax authority. The Company may, in its sole discretion, disallow all or a part of any transfer of an Award pursuant to this Subsection 7.1(b) unless and until the Participant makes arrangements satisfactory to the Company for the payment of any withholding tax. The Participant must immediately notify the Company, in the form and manner required by the applicable Award Certificate or as otherwise required by the Company, of any proposed transfer of an Award pursuant to this Subsection 7.1(b). No transfer will be effective until the Company consents to the transfer.
(c)Unless the applicable Award Certificate provides otherwise, any Nonqualified Stock Option transferred by a Participant pursuant to subsection (b) may be exercised by the transferee only to the extent that the Award would have been exercisable by the Participant had no transfer occurred. The transfer of Shares upon exercise of the Award will be conditioned on the payment of any withholding tax.
(d)Restricted Stock may be freely transferred after the restrictions lapse or are satisfied and the Shares are delivered, provided, however, that Restricted Stock awarded to an affiliate of the Company may be transferred only pursuant to Rule 144 under the Securities Act, or pursuant to an effective registration for resale under the Securities Act. For purposes of this subsection (d), "affiliate" will have the meaning assigned to that term under Rule 144.
(e)In no event may a Participant transfer an Incentive Stock Option other than by will or the laws of descent and distribution.
7.2 Withholding of Taxes. The Committee, in its discretion, may require the satisfaction of a Participant's minimum tax withholding obligations by any of the following methods or any method as it determines to be in accordance with the laws of the jurisdiction in which the Participant resides, has domicile or performs services.
(a)Stock Options and Stock Appreciation Rights. As a condition to the delivery of Shares pursuant to the exercise of a Stock Option or Stock Appreciation Right, the Committee may require that the Participant, at the time of exercise, pay to the Company by cash, certified check, bank draft, wire transfer or postal or express money order an amount sufficient to satisfy any applicable tax withholding obligations. The Committee may also, in its discretion, accept payment of the minimum tax withholding obligations through any of the Exercise Price payment methods described in Section 4.3(d).
(b)Other Awards Payable in Shares. The Participant shall satisfy the Participant's tax withholding obligations arising in connection with the release of restrictions on Restricted Units, Restricted Stock and Other Stock- Based Awards by payment to the Company in cash or by certified check, bank draft, wire transfer or postal or express money order, provided that the format is approved by the Company or a designated third-party administrator. However, subject to any requirements of applicable law, the Company may also satisfy the Participant's minimum tax withholding obligations by other methods, including selling or withholding Shares that would otherwise be available for delivery.
(c)Cash Awards. The Company may satisfy a Participant's tax withholding obligation arising in connection with the payment of any Award in cash by withholding cash from such payment.
7.3 No Implied Rights. The establishment and operation of the Plan, including the eligibility of a Participant to participate in the Plan, will not be construed as conferring any legal or other right upon any Director for any continuation of directorship or any Employee for the continuation of employment through the end of any Performance Cycle or other period. The Company expressly reserves the right, which may be exercised at any time and in the Company's sole discretion, to discharge any individual or treat him or her without regard to the effect that discharge might have upon him or her as a Participant in the Plan.
7.4 No Obligation to Exercise Awards. The grant of a Stock Option or Stock Appreciation Right will impose no obligation upon the Participant to exercise the Award.
7.5 No Rights as Shareholders. A Participant who is granted an Award under the Plan will have no rights as a shareholder of the Company with respect to the Award unless and until certificates for the Shares underlying the Award are registered in the Participant's name and (other than in the case of Restricted Stock) delivered to the Participant. The right of any Participant to receive an Award by virtue of participation in the Plan will be no greater than the right of any unsecured general creditor of the Company.

7.6 Indemnification of Committee. The Company will indemnify, to the fullest extent permitted by law, each person made or threatened to be made a party to any civil or criminal action or proceeding by reason of the fact that the person, or the executor or administrator of the person's estate, is or was a member of the Committee or an authorized delegate of the Committee including, for purposes of Director Awards, the HRCC.
7.7 No Required Segregation of Assets. Neither the Company nor any Subsidiary will be required to segregate any assets that may at any time be represented by Awards granted pursuant to the Plan.
7.8 Nature of Payments. All Awards made pursuant to the Plan are in consideration of services for the Company or a Subsidiary. Any gain realized pursuant to Awards under the Plan constitutes a special incentive payment to the Participant and will not be taken into account as compensation for purposes of any other employee benefit plan of the Company or a Subsidiary, except as the Committee otherwise provides. The adoption of the Plan will have no effect on Awards made or to be made under any other benefit plan covering an employee of the Company or a Subsidiary or any predecessor or successor of the Company or a Subsidiary.
7.9 Securities Law Compliance. Awards under the Plan are intended to satisfy the requirements of Rule 16b-3 under the Exchange Act. If any provision of this Plan or any grant of an Award would otherwise frustrate or conflict with this intent, that provision will be interpreted and deemed amended so as to avoid conflict. No Participant will be entitled to a grant, exercise, transfer or payment of any Award if the grant, exercise, transfer or payment would violate the provisions of the Sarbanes-Oxley Act of 2002 or any other applicable law.
7.10 Coordination with Other Plans. If this Plan provides a level of benefits with respect to Awards that differs from the level of benefits provided under the Mallinckrodt Pharmaceuticals Severance Plan for U.S. Officers and Executives, the Mallinckrodt Pharmaceuticals Change in Control Severance Plan for Certain U.S. Officers and Executives or the Mallinckrodt Pharmaceuticals Severance Plan for U.S. Employees, then the terms of the plan that provides for the more favorable benefit to the Participant shall govern.
7.11 Section 409A Compliance. Notwithstanding any other provision of this Plan or an applicable Award Certificate to the contrary, the provisions of this Section 7.11 shall apply to all Awards that are subject to Code Section 409A, but only with respect to the portion of such Award that is subject to Code Section 409A. To the extent the Committee (or HRCC with respect to Director Awards) determines that any Award granted under the Plan is subject to Code Section 409A, the Award Certificate evidencing such Award will incorporate the terms and conditions required by Code Section 409A. To the extent applicable, the Plan and the Award Certificate will be interpreted in accordance with Code Section 409A and the applicable regulations and rulings thereunder. Notwithstanding any other provision of the Plan to the contrary, in the event that the Committee (or HRCC with respect to Director Awards) determines that any Award may be subject to Code Section 409A, the Committee may adopt such amendments to the Plan and/or the applicable Award Certificate or adopt policies and procedures or take any other action or actions, including an action or amendment with retroactive effect, that the Committee (or HRCC with respect to Director Awards) determines is necessary or appropriate to (i) exempt the Award from the application of Code Section 409A or (ii) comply with the requirements of Code Section 409A.
(a)Modifications to or Adjustments of Awards. Any modifications to an Award pursuant to Subsection 3.2(g) or adjustments of an Award pursuant to Subsections 4.8 or 5.3 shall comply with the requirements of Section 409A.
(b)Specified Employees. Payments to any Participant who is a “specified employee” of deferred compensation that is subject to Code Section 409A(a)(2) and that becomes payable upon, or that is accelerated upon, such Participant’s Termination of Employment (as modified by Subsection 7.12(b)(iv)), shall not be made on or before the date which is six (6) months following such Participant’s Termination of Employment (or, if earlier, such Participant’s death). A specified employee for this purpose shall be determined by the Committee or its delegate in accordance with the provisions of Code Section 409A and the regulations and rulings thereunder.
7.12 Section 457A Compliance. To the extent the Committee (or HRCC with respect to Director Awards) determines that any Award granted under the Plan is subject to Code Section 457A, the Award Certificate evidencing such Award will incorporate the terms and conditions required by Code Section 457A in order to avoid accelerated taxation or tax penalties to the holder thereof in respect of such Award. To the extent applicable, the Plan and the Award Certificate will be interpreted in accordance with Code Section 457A and applicable guidance issued thereunder. Notwithstanding any other provision of the Plan to the contrary, in the event that the Committee (or HRCC with respect to Director Awards) determines that any Award may be subject to Code Section 457A, the Committee may adopt such amendments to the Plan and/or the applicable Award Certificate or adopt policies and procedures or take any other action or actions, including an action or amendment with retroactive effect, that the Committee (or HRCC with respect to Director Awards) determines is necessary or appropriate to (i) exempt the Award from the application of Code Section 457A or (ii) comply with the requirements of Code Section 457A.

7.13 Governing Law, Severability. The Plan and all determinations made and actions taken under the Plan will be governed by the law of Ireland and construed accordingly. If any provision of the Plan is held unlawful or otherwise invalid or unenforceable in whole or in part, the unlawfulness, invalidity or unenforceability will not affect any other parts of the Plan, which parts will remain in full force and effect.

APPENDIX A

Net sales; return on sales; revenue, net revenue, product revenue or system-wide revenue (including growth of such revenue measures); operating income (before or after taxes) or net operating income; pre- or after-tax income or loss (before or after allocation of corporate overhead and bonus); earnings or loss per share; income or loss, or net income or loss (before or after taxes); return on equity; total stockholder return; share price performance; return on assets or net assets; appreciation in and/or maintenance of the price of the Shares or any other publicly-traded securities of the Company; market share; gross profits; gross or net profit margin; gross profit growth; operating profit or net operating profit (before or after taxes); operating earnings; earnings or losses or net earnings or losses (including earnings or losses before taxes, before interest and taxes, or before interest, taxes, depreciation and amortization); return on operating revenue; economic value-added models or equivalent metrics; comparisons with various stock market indices; reductions in costs; cash flow (including operating cash flow and free cash flow) or cash flow per share (before or after dividends); return on capital (including return on total capital or return on invested capital); cash flow return on investment; cash flow return on capital; improvement in or attainment of expense levels or working capital levels, including cash, inventory and accounts receivable; general and administrative expense savings; inventory control; operating margin; profit margin; gross margin; year-end cash; cash margin; debt reduction; stockholders equity; operating efficiencies; cost reductions or savings; market share; market segment share; customer satisfaction; customer growth; employee satisfaction; productivity or productivity ratios; regulatory achievements (including submitting or filing applications or other documents with regulatory authorities or receiving approval of any such applications or other documents and passing pre-approval inspections (whether of the Company or the Company’s third-party manufacturer) and validation of manufacturing processes (whether the Company’s or the Company’s third-party manufacturer’s)); clinical achievements (including initiating clinical studies; initiating enrollment, completing enrollment or enrolling particular numbers of subjects in clinical studies; completing phases of a clinical study (including the treatment phase); or announcing or presenting preliminary or final data from clinical studies; in each case, whether on particular timelines or generally); strategic partnerships or transactions (including in-licensing and out-licensing of intellectual property; establishing relationships with commercial entities with respect to the marketing, distribution and sale of the Company’s products (including with group purchasing organizations, distributors and other vendors); supply chain achievements (including establishing relationships with manufacturers or suppliers of component materials and manufacturers of the Company’s products); co-development, co-marketing, profit sharing, joint venture or other similar arrangements); financial ratios, including those measuring liquidity, activity, profitability or leverage; cost of capital or assets under management; financing and other capital raising transactions (including sales of the Company’s equity or debt securities; debt level year-end cash position; book value; factoring transactions; competitive market metrics; timely completion of new product roll-outs; product release schedules; timely launch of new facilities; sales or licenses of the Company’s assets, including its intellectual property, whether in a particular jurisdiction or territory or globally; or through partnering transactions); royalty income; new product innovation; product cost reduction through advanced technology; brand recognition/acceptance; produce ship targets; implementation, completion or attainment of measurable objectives with respect to research, development, manufacturing, commercialization, products or projects, production volume levels, acquisitions and divestitures, succession and hiring projects, reorganization and other corporate transactions, expansions of specific business operations and meeting divisional or project budgets; factoring transactions; and recruiting and maintaining personnel.